Exhibit 99.1

Sunnyside Bancorp Announces

Receipt of Regulatory Approvals

IRVINGTON, N.Y. – May 3, 2022 – Sunnyside Bancorp, Inc. (OTCBB: SNNY) (the “Company”) announced today that all regulatory approvals have been received relating to the acquisition of the Company and its wholly-owned subsidiary, Sunnyside Federal Savings and Loan Association of Irvington, by Rhodium BA Holdings LLC, a New York-based private equity group. The Company’s shareholders previously approved the acquisition at a special meeting of shareholders held on November 10, 2021.

Under the merger agreement signed between the parties, upon closing, each share of the Company’s issued and outstanding common stock will be exchanged for $20.25 in cash.

The parties are diligently working towards closing of the transaction, which is expected to occur no later than May 31, 2022.

About Sunnyside Bancorp, Inc.

Sunnyside Bancorp, Inc., headquartered in Irvington, New York, is the parent of Sunnyside Federal Savings and Loan Association, a federally chartered stock savings and loan association founded in 1930. Sunnyside Federal offers a wide range of financial services through its office located in Irvington, New York. Sunnyside Bancorp, Inc.’s common stock trades on the Over-the-Counter Bulletin Board under the symbol “SNNY.”

About Rhodium BA Holdings LLC

Rhodium BA Holdings LLC was formed by Mark Silber to purchase Sunnyside Bancorp, Inc. Mark Silber is a Managing Partner of Rhodium Asset Management and of Rhodium Capital Advisors, a New York-based fully integrated real estate investment firm with a primary focus on the preservation, acquisition, and management of affordable housing across the United States. Neither Rhodium Asset Management nor Rhodium Capital Advisors is participating in the purchase of Sunnyside Bancorp, Inc. Rhodium BA Holdings LLC, through a special purpose subsidiary, currently owns 9.82% of the Company’s outstanding common stock.

For more information, contact:

Timothy D. Sullivan

President and Chief Executive Officer, Sunnyside Bancorp, Inc.

tsullivan@sunnysidefederal.com

(914) 591-8000